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                                                                   Exhibit 10.24


                                  [LETTERHEAD]

                                                                     GENE W. RAY
                                                                       PRESIDENT
                                                         CHIEF EXECUTIVE OFFICER

September 30, 1999

Mr. Larry Oberkfell
Six Apple Creek Court
Appleton, WI 54915

Dear Larry:

I am pleased to offer you the position of Senior Vice President of The Titan Corporation and President and CEO of Titan Scan. You will have responsibility for building both our food pasteurization and medical sterilization businesses. I am confident that you will make a significant contribution to the growth and success of this business. I am also confident that you will be provided with a challenging and gratifying work environment conducive to the development and fulfillment of your professional objectives.

Your annual salary will be $29,166.66 per month, and we are offering you 40,000 shares of Titan stock under our Stock Option Plan. We would also like to offer you 200,000 shares on option in Titan Scan. In all instances, the stock option plans call for vesting of 25% per year beginning on your hire date. The strike price for the Titan Corporation options will be the closing price of Titan's stock on your hire date, and the strike price for Titan Scan stock options will be at $1.34/share.

In addition, you will receive supplemental compensation (car allowance) of $600.00 per month. As a member of Titan's Executive Bonus Plan, you will have the opportunity to earn up to 75% of your salary (up to 60% by meeting a plan you develop and we mutually agree upon, and by assisting Titan in meeting the Corporate plan as well as meeting your individual objectives -- you can earn up to 15% for exceeding the Scan plan.)

You will also be eligible to participate in Titan's Executive Deferred Compensation Plan. This plan allows you to make up to a 10% contribution that will be matched by the Company. An example of the potential return from our plan is attached as Attachment 1. (Please note that an arbitrary bonus was assumed since it does not affect this plan).

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Also, Titan will cover normal moving expenses as outlined in Attachment II.
However, to assist you with the disposition of your primary residence in Appleton, Wisconsin we are prepared to do the following:

-        Provide a guaranteed buyout through a relocation management firm.
- Establish the value of your primary residence via appraisals immediately upon acceptance of this offer of employment.
- Make the established equity in the present home available to close the purchase of a new primary residence in the San Diego area within a reasonable time frame prior to close or upon the close of the sale of the Appleton residence, whichever is sooner.

Titan has an excellent fringe benefit package including medical and dental plans, life insurance, 401(k) Retirement plan, and paid time off policy.

It is my understanding that upon leaving your current position, you would be walking away from approximately $375,000 of deferred bonus compensation. To compensate for this, we would like to offer you a $375,000 loan that would be forgiven over approximately a five year timeframe. The first increment of forgiveness (principle and interest) would be December 31, 2000. Interest will be accrued at 8%, however both principle and interest will be forgiven as long as you remain a Titan employee, or unless you are terminated for cause. The remaining four increments would be forgiven in order at the end of the subsequent four years. If you decide to leave Titan voluntarily, or should you be terminated for cause, then the remainder of the loan would be due and payable. Additionally, at your discretion, up to $100,000 could be obtained in the form of a bonus in February 2000, and the remainder would be treated as a loan as described above.

Larry, I look forward to welcoming you as a member of the Titan team and trust that it will be a mutually beneficial association. If you concur, we would like you to begin work as soon as is mutually agreeable.


Sincerely,


/s/ Gene W. Ray
Gene W. Ray

OFFER ACCEPTED: /s/ Larry Oberkfell            Date: 10/7/99
               ----------------------               ---------
               Larry Oberkfell

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                                  [LETTERHEAD]

                                                                     GENE W. RAY
                                                                       PRESIDENT
                                                         CHIEF EXECUTIVE OFFICER

October 18, 1999



Mr. Larry Oberkfell
Six Apple Creek Court
Appleton, WI 54915

Dear Larry:

Subsequent to our discussion on Sunday, October 17, 1999, this is an addendum to the offer letter of September 30, 1999.

During your first two years of employment, if you are terminated for any reason other than cause by The Titan Corporation, Titan will pay you a single lump sum severance payment on the effective date of termination in an amount equal to one years base salary. Cause for termination shall be deemed to exist only if you are grossly negligent in the performance of material work duties assigned to you. After the two year period, should you be terminated for any reason other than cause, you will receive six months severance, payable in a single lump sum payment on the effective date of termination, which is the customary policy for Titan's Senior Executives.

Additionally, Titan will pay you an employment sign-on bonus of $30,000 payable on your date of hire.

Larry, I look forward to speaking with you very soon.

Sincerely,

/s/ Gene W. Ray
Gene W. Ray